Exhibit 2.8

FORM OF MASTER AGREEMENT FOR PRODUCT SUPPLY

This MASTER AGREEMENT FOR PRODUCT SUPPLY (this “Agreement”) is made as of [ ], by and between Arconic Massena LLC, Arconic Lafayette LLC and Arconic Davenport LLC, all Delaware limited liability companies (“Seller”) and Arconic Inc., a Delaware corporation on behalf of its Engineered Structures business (“Buyer”) (collectively “Parties”).

WHEREAS, Seller wishes to sell certain aluminum products (with various alloying agents) to Buyer and Buyer wishes to purchase such products from Seller; and

WHEREAS, the Parties desire that the terms of this Agreement will be used for such product sales and purchases.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein and intending to be legally bound, the Parties agree to the following terms and conditions.

1.	TERM

This Agreement will be effective as of [  ], 2020 (“Effective Date”) and terminate as provided in this Section 1, unless sooner terminated as provided in this Agreement:

(a)	With respect to Requirements Products (as defined in Exhibit D), the term of this Agreement shall commence on the Effective Date and continue through December 31, 2030 for Requirements Products (as defined in Exhibit D) (the “Requirements Products Term”); and

(b)	With respect to all Products that are not Requirements Products, the term of this Agreement shall commence on the Effective Date and continue through December 31, 2025 for all Products that are not Requirements Products (“Standard Products Term”)

For purposes of this Agreement unless otherwise defined “Term” means the applicable Standard Products Term or Requirements Products Term as applicable to the Product covered in the applicable Sections in the Agreement.

2.	PURCHASE AND SALE OF PRODUCTS

Buyer agrees to purchase from Seller and Seller agrees to supply Buyer with the products described on Exhibit A (“Products”) from Seller’s locations identified in Exhibit A (“Locations”) to Buyer’s location in Cleveland Ohio. For the avoidance of doubt, Buyer is not obligated to order Products and Buyer has no volume commitment for Products.

Products will be sold in the form of plate, extrusions or cast billet, and shall meet the specifications and requirements set forth in Exhibit B or the ordinary and customary revisions applicable to the specifications and requirements that exist as of the issuance of the Order (“Specifications”).

3.	PRICE, INFLATIONARY ADJUSTMENT

Product pricing shall be calculated in accordance with Exhibit C (“Pricing & Inflationary Adjustments”) and will not be subject to change except pursuant to Exhibit C and Exhibit D (“Supplemental Terms”), Section 5. Pricing shall apply as of the original Schedule Delivery Date (as defined herein).

4.	DELIVERY

Except as otherwise provided in Exhibit D and/or Exhibit E (“Terms and Conditions”), Product delivery will be made FOB Buyer’s location in Cleveland, Ohio. Buyer shall bear the cost of transportation of the Product from Seller’s Location to Buyer’s location.

5.	PAYMENT

The Price does not include any taxes or duties of any kind. For the Products supplied under this Agreement, Seller will invoice Buyer at the time of shipment. The terms of payment will be Net 45 days from the date of invoice, and Buyer will pay the invoiced amount via Electronic Funds Transfer to an account designated by Seller.

6.	TERMS AND CONDITIONS

The terms and conditions governing each sale and purchase of Products are set forth in Exhibit D and Exhibit E.

7.	PRECEDENCE OF DOCUMENTS

In the event of any conflict between the documents comprising this Agreement, the order of precedence will be as follows.

(a)	The accepted Order, excluding pre-printed terms and conditions

(b)	This Agreement, including Exhibits A, B, and C

(c)	The Supplemental Terms set forth in Exhibit D

(d)	The Terms and Conditions set forth in Exhibit E

8.	INCORPORATION BY REFERENCE

Exhibits A - E are attached hereto and incorporated by reference herein.

9.	GOVERNING LAW; ENTIRE AGREEMENT; NO WAIVER; NO ASSIGNMENT

(a)	This Agreement will be governed by, and interpreted in accordance with, the laws of Delaware, excluding the United Nations Convention on Contracts for the International Sale of Goods, and without regard to principles of conflict of laws. The application of the United Nations Convention on Contracts for the International Sale of Products ("CISG") is hereby expressly excluded. Any and all claims or matters of dispute referenced in this paragraph will be resolved in a court of competent jurisdiction in Wilmington, Delaware, which courts will have exclusive jurisdiction of all such disputes; the Parties waive any and all objections that it might otherwise have as to personal jurisdiction or venue in such courts.

(b)	This Agreement, together with the Exhibits hereto and any accepted Order constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all existing agreements and understandings, oral or written, relating to the subject matter of this Agreement. Seller and Buyer acknowledge that while purchase orders, sales acknowledgment forms and other standard documents may be utilized by the parties in the administration of this Agreement, no terms or conditions contained therein shall vary the terms set forth in this Agreement and/or the Exhibits. Any change or modification of the terms of this Agreement and/or Exhibits will be made only in a writing signed by authorized signatories of each of the parties.

(c)	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d)	This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto. No provision of this Agreement and no breach of any provision of this Agreement will be deemed waived by reason of any previous waiver or breach of such provision.

(e)	Neither party may assign this Agreement or any rights, obligations or interest hereunder, in whole or in part, without the prior written consent of the non-assigning party which consent not to be unreasonably withheld. A change in control, including without limitation by operation of law, merger, consolidation, or otherwise, shall be deemed an assignment under this section. Any attempted assignment without such prior written consent shall be null and void and shall constitute a material breach of the Agreement. The non-assigning party may terminate this Agreement for an assignment without consent. Any permitted assignee or transferee shall assume all obligations of Seller and be subject to all of the terms and conditions under this Agreement.

10.	SURVIVAL

All rights, obligations and duties hereunder, which by their nature or by their express terms extend beyond the expiration or termination of the Agreement, including but not limited to warranties, indemnifications, intellectual property, and product support obligations shall survive the expiration or termination of the Agreement.

11.	NOTICES

All notices required or permitted to be given under this Agreement or any related purchase order or sales order acknowledgement shall be in writing and shall be sent by responsible overnight courier service to the receiving party at the address set forth below (or such other address as may be provided by such party to the other in writing) or by electronic mail (provided a means of verifying the transmission exists) at the e-mail address set forth below (or such other e-mail address as may be provided by such party to the other in writing). The day following the date of couriering or e-mail transmission shall be the date of delivery of notice.

(a)	If to Buyer:

[ ]

(b)	If to Seller:

[ ]

[Signature page follows]

The parties have signed this Agreement by their duly authorized representatives on the day and year set forth above.

ARCONIC MASSENA LLC	ARCONIC INC.

Name:	Name:

Title:	Title:

Signature:	Signature:

Date:	Date:

ARCONIC LAFAYETTE LLC	ARCONIC DAVENPORT LLC

Name:	Name:

Title:	Title:

Signature:	Signature:

Date:	Date: